Exhibit 99.1

For Immediate Release

COMPETITIVE TECHNOLOGIES, INC. REPORTS
FIRST QUARTER RESULTS

Fairfield, CT (December 12, 2005) - Competitive Technologies, Inc. (AMEX: CTT) today announced a net loss of $0.3 million, or $0.04 per share, for the first fiscal quarter ended October 31, 2005, compared to net income of $1.0 million, or $0.14 per diluted share, for the quarter ended October 31, 2004.

Retained royalties increased $0.5 million, or 64%, for the quarter ended October 31, 2005, compared to the same period in the prior year. Retained royalties increased due to revenues from homocysteine testing licenses granted in fiscal year 2005. Total revenues for the quarter ended October 31, 2005, were $1.4 million, compared to $2.4 million in the same period of the prior year, a decrease of 1.0 million, or 44%. Prior year results included $0.9 million for a legal award, including interest, and $0.7 million from a stock dividend received from one of CTT’s investments. Expenses increased $0.3 million in the quarter ended October 31, 2005, compared to the prior year quarter. The increase in expenses occurred principally as a result of $0.2 million of legal expenses incurred to defend the Company against two complaints filed against CTT by the Company’s former President and Chief Executive Officer. Further, prior year expenses were reduced by $0.2 million as a result of the receipt of a settlement related to litigation against the Company’s directors’ and officers’ insurance carrier for reimbursement of certain costs previously incurred. These items offset savings in other areas.

“Short term results have suffered due to the costs of legal issues, but we remain focused on building our revenue base. The revenue cycle in our business is a relatively long process, and we are very active in our pursuit of new revenues,” said Michael D. Davidson, CTT’s Vice President and Chief Financial Officer.

Dr. D. J. Freed, CTT’s President and Chief Executive Officer added, “While we are pleased with the increase in recurring revenues, we realize that we still need to bring in more new licenses and sources of recurring revenue. We are adding to our business development team in order to give us the resources needed to exploit the many opportunities we are seeing.”

CTT will hold a webcast earnings conference call at 11:00 a.m. EDT on December 19, 2005 to discuss earnings. Investors and others are invited to listen to the broadcast live and ask questions by dialing in at (800) 289-0496 (U.S./Canada) or (913) 981-5519 (International). The call will be webcast live over the Internet at http://www.competitivetech.net in the Investor Relations section. A replay of the call will be available the following day on our website.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life and physical sciences, electronics, and nanotechnologies developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit our website at: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,”“believe,”“intend,”“plan,”“expect,”“estimate,”“approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on October 13, 2005, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.
Tel. (212) 754-6565; Fax (212) 754-4333
E-mail: jdjohnson@strategic-ir.com
E-mail: ctt@competitivetech.net

COMPETITIVE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share amounts)

	1st quarter ended October 31,
	2005	2004

Revenues
Retained royalties	$1,237	$756
Royalty legal awards	—	815
Dividends received	—	679
Interest income	127	149
Other income	2	32
	1,366	2,431

Expenses

Personnel and other direct expenses relating to revenues	889	1,024
General and administrative expenses	770	248

Patent enforcement expenses, net of reimbursements	40	170
	1,699	1,442

Income (loss) before income taxes	(333)	989
Provision for income taxes	—	21
Net income (loss)	$(333)	$968

Net income (loss) per common share:
Basic	$(0.04)	$0.15
Assuming dilution	$(0.04)	$0.14

Weighted average number of common shares outstanding:
Basic	7,410	6,400
Assuming dilution	7,410	6,701

COMPETITIVE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share amounts)

	October 31,	July 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$13,682	$14,280
Receivables	3,252	4,086
Prepaid expenses and other current assets	746	272
Total current assets	17,680	18,638

Non-current royalty receivable	1,333	—
Prepaid royalties	75	75
Equity securities	503	558
Deferred equity financing costs, net	—	96
Intangible assets, net	34	39
Property and equipment, net	47	35
TOTAL ASSETS	$19,672	$19,441

LIABILITIES AND SHAREHOLDERS' INTEREST
Current liabilities:
Accounts payable	$431	$643
Accrued expenses and other liabilities	3,850	4,690
Total current liabilities	4,281	5,333

Non-current royalties payable	800	—

Commitments and contingencies
Shareholders' interest:
5% preferred stock, $25 par value, 35,920 shares authorized, 2,427 shares issued and outstanding	61	61
Common stock, $.01 par value, 20,000,000 shares authorized, 7,503,893 and 7,326,749 shares issued, respectively	75	73
Capital in excess of par value	32,135	31,285
Accumulated deficit	(17,377)	(17,044)
Accumulated other comprehensive loss	(303)	(267)

Total shareholders' interest	14,591	14,108

TOTAL LIABILITIES AND SHAREHOLDERS' INTEREST	$19,672	$19,441